                                                      RULE NO. 424(b)(1)
                                                      REGISTRATION NO. 333-95921


   PROSPECTUS SUPPLEMENT
   (To Prospectus dated May 9, 2000)

                                 EARTHWEB INC.

                   7% Convertible Subordinated Notes due 2005 and Shares of Common Stock Issuable Upon Conversion of the Notes

                               ----------------

   Our common shares trade on the NASDAQ National Market under the symbol
"EWBX."

   Investing in the notes or the common stock into which the notes are convertible involves risks that are described in the "Risk Factors" section beginning on page 2 of the accompanying prospectus dated May 9, 2000.

   Through May 25, 2000, the following selling securityholders have provided the information listed below in addition to that set forth in the attached prospectus:

                           Principal Amount of     Common Stock Owned    Common Stock
                         Notes Beneficially Owned Prior to the Offering Offered Hereby
          Name              and Offered Hereby             (1)(2)             (1)(2)
          ----           ------------------------ --------------------- --------------
BNP Arbitrage SNC.......        $3,000,000               76,726             76,726
Worldwide Transactions
 Ltd....................        $   85,000                2,173              2,173

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(1) Assumes a conversion price of $39.10 per share and a cash payment in lieu of any fractional interest.
(2) Assumes that any holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $39.10 per share.



                    Prospectus Supplement dated May 26, 2000